Exhibit 4.16

WPP PLC1

RESTRICTED STOCK PLAN

Approved by the Board of Directors of WPP Group plc on 30th August 2005 and amended by resolution of the Compensation Committee on 27th October 2005 and amended by written resolution on 11th November 2005 and amended by resolution of the Compensation Committee on 21st February 2006 and amended by resolutions of the Compensation Committee on 27th April 2007 and amended by resolution of the Compensation Committee on 9th August 2007 and amended by resolution of the Compensation Committee on 24th October 2007.

As approved by shareholders of WPP Group plc on 30th October 2008 prior to the introduction of a new holding company by a scheme of arrangement under Part 26 of the Companies Act 2006.

Approved by the shareholders of WPP plc on 30th September 2008 and adopted by the Board of Directors of WPP plc on 30th September 2008; amended by written resolution of the Compensation Committee on 17th December 2008, amended by resolutions of the Compensation Committee on 3rd March 2009 and 11th May 2010 and amended by written resolution on 2nd June 2011 signed by Mark Linaugh pursuant to the delegated authority given to him by the Compensation Committee on 11th April 2011

[1]	Amended by written resolution of the Compensation Committee dated 17 December 2008

Squire Sanders (UK) LLP

7 Devonshire Square

London

EC2M 4YH

United Kingdom

DX 136546 Bishopsgate 2

Office: +44 (0)20 7655 1000

Fax:     +44 (0)20 7655 1001

Reference WPP.33-7

CONTENTS

1 PURPOSE	2

2 INTERPRETATION	2

3 ELIGIBILITY	5

4 AWARDS	5

5 CESSATION OF EMPLOYMENT	7

6 VARIATION OF CAPITAL	8

7 CHANGE OF CONTROL	8

8 DISCHARGE OF AWARDS	10

9 MISSTATEMENT	10

10 MISCELLANEOUS	11

11 AMENDMENT	13

APPENDIX 1	14

APPENDIX 2	16

APPENDIX 3	17

APPENDIX 4	18

APPENDIX 5	18

APPENDIX 6	18

APPENDIX 7	18

APPENDIX 8	19

APPENDIX 9	19

i

1	PURPOSE

The purpose of the Plan is to motivate and reward selected employees of the Group.

2	INTERPRETATION

2.1	The following words and expressions have the following meanings in the Rules of the Plan and in the Schedule:

“Act” means the Companies Act 1985 as amended.

“ADR” means an American Depository Receipt representing, for the time being, 5 ordinary shares in the capital of the Company deposited with Citibank NA as depository under the Deposit Agreement between the Company and Citibank NA as of 19 November 2008 or any other American depository receipt arrangement sponsored by the Company.2

“Award” means an award or grant made to an Eligible Person subject to and on the terms of the Plan.

“Award Period” means the period of 42 days commencing on:

(a)	the date of adoption of the Plan by the board of directors of the Company;

(b)	any day on which the Company releases its results for any period; or

(c)	the date of commencement of Employment of an Eligible Person (but only in respect of that Eligible Person).

“Bad Leaver” means a Participant whose Employment terminates as a result of the proper termination by a Group Company of his Employment (which shall include a termination which is not a proper termination only by virtue of a procedural error in the termination) where that Participant:

(a)	shall have committed any act or omission which entitles a Group Company to terminate his contract of employment without notice; or

(b)

shall have committed any serious breach or repeated or continued breach (after warning in writing) of his obligations under his contract of employment including, without limitation, ceasing to work full time for the Group without the prior consent of the relevant Group Company except in circumstances where the Participant retires (but does not take early retirement other than with the prior consent of the Company); or

(c)	shall have become prohibited by law from being a director or employee of a Group Company as a result of his own act, omission or misfeasance; or

(d)	shall have been convicted of any criminal offence which is punishable by a custodial sentence or involves dishonesty or violence,

provided that a Participant shall not be a Bad Leaver if he shall have been found to have been constructively dismissed by the Group (in which case the Participant shall be regarded as an Other Leaver).3

[2]	Amended by resolution of the Compensation Committee dated 29 September 2008
[3]	Amended by Written Resolution of the Compensation Committee dated 11 November 2005

“Basic Salary” means an Eligible Person’s basic annual salary for a particular year. In the event of any dispute, such basic annual salary will be as determined by the Compensation Committee.

“Change of Control Date” means the date on which a person or persons obtains Control of the Company as described in Rule 7.1(a) or 7.1(b).

“Company” means:

(a)	in relation to any period before the Effective Date, Old WPP; and

(b)	in relation to any period on or after the Effective Date, New WPP.[4]

“Company Secretary” means the company secretary of the Company from time to time.

“Compensation Committee” means the compensation committee for the time being of the board of directors of the Company.

“Control” has the same meaning as in section 840 of the Income and Corporation Taxes Act 1988.

“Effective Date” means the date on which the Scheme becomes effective, expected to be 12 November 2008.5

“Eligible Person” means any employee (including an executive director) of a Group Company.

“Employment” means employment as a director or employee of any Group Company.

“ESOP” means any of the WPP Group plc Grantor Trust, the WPP Group plc ROW ESOP, the WPP Group plc UK ESOP and any other employee benefit trust in existence at the date of adoption of the Plan or as may otherwise be nominated from time to time by the Compensation Committee to operate in conjunction with the Plan.

“Good Leaver” means a Participant whose termination of Employment is as a result of:

(a)	death;

(b)	permanent disability;

(c)	serious long-term illness preventing the Participant from carrying out his duties of employment; or

(d)	retirement on a basis agreed with the Company.[6]

“Group” means the Company and all of its subsidiaries (as defined in section 736 of the Act or, as the context may require, articles 2 and 2A of the Companies (Jersey) Law 1991). 7

“Group Company” means any member of the Group.

[4]	Amended by Resolution of the Compensation Committee dated 29 September 2008
[5]	Inserted by Resolution of the Compensation Committee dated 29 September 2008
[6]	Amended by Written Resolution of the Compensation Committee dated 11 November 2005
[7]	Amended by Resolution of the Compensation Committee dated 29 September 2008

“New WPP” means WPP plc incorporated in Jersey under the Companies (Jersey) Law 1991 with registered number 101479.8

“Old WPP” WPP Group plc a public limited company incorporated in England and Wales with registered number 05537577.9

“Original Accounts” means any accounts or other data used to assess the extent to which a Relevant Performance Condition is or was satisfied.10

“Other Leaver” means a Participant whose Employment terminates as a result of:

(a)

the voluntary leaving or giving notice voluntarily to leave Employment with the Group or voluntarily resigning as a director of any Group Company including, for the avoidance of doubt, taking early retirement without the prior consent of the relevant Group Company;

(b)	the wrongful termination by that Participant of his contract of employment with any Group Company;

(c)	any other reason not referred to in the definition of Good Leaver or Bad Leaver.

“Participant” means a person who holds an Award including, if relevant, his legal personal representatives.

“Performance Related Remuneration” means any element of the Participant’s remuneration (for the avoidance of doubt, payable in cash or shares and including, for the avoidance of doubt, any Award) where the payment, or the extent of the payment, of that remuneration is determined, at least in part, by reference to a Relevant Performance Condition.11

“Plan” means the WPP plc12 Restricted Stock Plan as from time to time amended in accordance with the provisions of the Rules.

“Relevant Performance Condition” means a condition or term which affects the amount of any remuneration of a Participant (for the avoidance of doubt, payable in cash or shares) that vests, is exercisable or receivable and which depends on any measure of performance including the financial performance of the Company, the Group or any business (or any part of any business) or company within the Group.13

“Share” means an ordinary share in the capital of the Company and includes ADRs.

[8]	Inserted by Resolution of the Compensation Committee dated 29 September 2008
[9]	Inserted by Resolution of the Compensation Committee dated 29 September 2008
[10]	Inserted by Resolution of the Compensation Committee dated 11 May 2010
[11]	Inserted by Resolution of the Compensation Committee dated 11 May 2010
[12]	Amended by Resolution of the Compensation Committee dated 17 December 2008
[13]	Inserted by Resolution of the Compensation Committee dated 11 May 2010

“Trading Day” means a day (excluding Saturdays, Sundays and Bank Holidays) on which clearing banks are generally open for business in the City of London and in New York.

“Treasury Shares” means any Shares which are purchased by the Company in accordance with Article 57 of the Companies (Jersey) Law 1991 and held by the Company as treasury shares pursuant to Article 58A of the Companies (Jersey) Law 1991.14

“UK Listing Authority” means the United Kingdom Listing Authority, a division of the Financial Services Authority.

“Vesting Date” means the day after the end of the Vesting Period unless the Company is prohibited from discharging the Award on that date in which case the Vesting Date will be the first available Trading Day when the Company is no longer prohibited from discharging that Award.

“Vesting Period” means the period of two calendar years commencing on the date on which an Award is granted or such other period as may be specified by the Compensation Committee at the time an Award is granted.

2.2	Words importing the singular shall include the plural and vice versa and words importing the masculine shall include the feminine.

2.3	Any reference, express or implied, to an enactment includes references to:

(a)	that enactment as amended, extended or applied by or under any other enactment; and

(b)	any enactment which that enactment re-enacts (with or without modification).

2.4	Any reference to a Rule is a reference to one of these Rules.

3	ELIGIBILITY

3.1

No person is entitled, by virtue of the provisions of the Plan or any other means, to participate as of right in the Plan through the grant of an Award and consequently the receipt of an Award shall in no circumstances give or imply any right to received any further award and any further right that is in fact granted to the same Participant may be on the same or on different terms.[15]

3.2	The Compensation Committee will decide from time to time when to grant Awards under the Plan and[16] which Eligible Persons may participate and the extent of their participation in the Plan.

4	AWARDS

4.1

The Compensation Committee may decide, following the end of a financial year, or at such other time as the Compensation Committee may determine, to grant an Award to an Eligible Person, that the grant of an Award may be subject to such terms (including performance conditions) as it determines provided that no such terms may be applied to any Award that is or

[14]	Amended by Resolution of the Compensation Committee dated 29 September 2008
[15]	Amended by Resolution of the Compensation Committee dated 21 February 2006
[16]	Amended by Resolution of the Compensation Committee dated 21 February 2006 is to be granted to a director of the Company that would result in the Plan being a Long Term Incentive Scheme for the purposes of the Listing Rules of the UK Listing Authority or which could result in the issue of new Shares by the Company or to the transfer of Treasury Shares by the Company. Where such terms are inconsistent with the other terms of the Plan, the terms specified by the Compensation Committee shall take precedence. For the avoidance of doubt, there is no restriction on the grant of Awards to Participants who are not directors of the Company relating to whether the Award is in the form of a deferred bonus.

In cases where the Compensation Committee grants an award under this Rule 4.1 by reference to the value of Shares to be comprised in an Award rather than by reference to the number of Shares to be comprised in an Award, the number of Shares comprised in the Award will be calculated:

(a)

in the case of an Award over ordinary shares in the capital of the Company, by converting the value of the Award into GB pounds (if specified in a currency other than GB pounds) by applying the London closing conversion rate provided by Bloomberg for the date of grant of that Award, and using the lower of the two prices for Shares on the date of grant plus one quarter of the difference between them (as derived from the Daily Official List or other reputable market source that is able to provide the relevant information at a more appropriate time, even though that source may not be able to guarantee that the information provided will be identical to that subsequently published in the Daily Official List); and

(b)

in the case of an Award over ADRs, by converting the value of the Award into US dollars (if specified in a currency other than US dollars) by applying the London closing conversion rate provided by Bloomberg for the date of grant of that Award, and using the fair market value of an ADR as quoted on the NASDAQ National Market System at the close of the market on the date of grant of that Award.[17]

4.2

The maximum Award to any Participant in respect of a particular financial year shall be 200% (two hundred per cent) of that Participant’s Basic Salary or such other percentage as the Compensation Committee may from time to time determine.

4.3	Awards will normally be made during an Award Period, but exceptionally may be made at other times.

4.4

The Compensation Committee may determine that an Award may be satisfied by the trustees of an ESOP (with the agreement of the trustees) or otherwise as it considers appropriate, provided that in no circumstances shall an Award be satisfied through the issue of new Shares or the transfer of Treasury Shares.

4.5

Subject to Rule 5 a Participant shall become entitled to receive the number of Shares comprised in an Award on the Vesting Date only if the Participant continues in Employment throughout the Vesting Period until the Vesting Date.

4.6

An Award is personal to a Participant and cannot be transferred, assigned, used as security or otherwise charged or turned to account. Any breach of the terms of this Rule 4.6 shall result in the immediate lapse of the Award.

4.7	An Award shall lapse if the Participant commits an act of bankruptcy or enters into any arrangement with his creditors under any formal insolvency procedure.

[17]	Amended by Written Resolution dated 2 June 2011 signed by Mark Linaugh pursuant to the delegated authority given to him by the Compensation Committee on 11 April 2011

4.8

The receipt of an Award shall not confer on the Participant (unless otherwise provided in the terms of the Award) any right to the transfer of a specified number of Shares from any particular transferor. The discharge of the Award shall be in accordance with Rule 8.

4.9

When an Award is granted the Compensation Committee may determine that[18] the Participant shall, subject to Rule 4.10, be entitled to receive at the time of the discharge of the Award a transfer of that number of Shares which could have been purchased if:

(a)	the dividends which would have been paid on such Shares during the Vesting Period had been reinvested in Shares on the date each dividend is paid after the date that the Award is made; and

(b)

the dividends which would have been paid on Shares which would have been held pursuant to that reinvestment in Shares had those dividends been further reinvested in Shares, again on the date each dividend is paid during the Vesting Period.

4.10	If a Participant is a Bad Leaver any right to receive additional Shares under 4.9 shall, unless the Compensation Committee determines otherwise, lapse on the date of termination of Employment.

4.11

For the avoidance of doubt a Participant shall not be entitled to any voting rights in respect of Shares to be transferred in respect of an Award until those Shares are actually transferred to the Participant.

5	CESSATION OF EMPLOYMENT

5.1

Subject to Rules 5.2 and 5.4, if a Participant ceases to be in Employment prior to the Vesting Date of an Award, that Award shall lapse except to the extent that the Compensation Committee determines otherwise.

5.2

If a Participant ceases to be in Employment during the Vesting Period and is a Good Leaver then except to the extent that the Compensation Committee determines otherwise the Award applicable to that Vesting Period shall not lapse and shall (subject to Rule 5.7) be discharged at the time that the Award would have been discharged but for the cessation of Employment, being the original Vesting Date except that (subject to the exercise of the discretion of the Compensation Committee to determine otherwise) the number of Shares comprised in an Award shall be reduced on a pro-rata basis to reflect the proportion of the Vesting Period between the grant of an Award and the date of cessation of employment. Where the grant of an Award was preceded by a period during which performance targets were measured as a pre-cursor to the granting of the Award, then the Vesting Period (subject to the exercise of the discretion of the Compensation Committee to determine otherwise) shall be taken for the purpose of the time pro-rata calculation referred to in this Rule 5.2 only as beginning at the start of the earlier period during which the performance target was measured. [19]

5.3	If a Participant ceases to be in Employment during the Vesting Period and is a Bad Leaver the Award applicable to that Vesting Period shall lapse immediately.

5.4	If a Participant ceases to be in Employment during the Vesting Period and is an Other Leaver the Award applicable to that Vesting Period shall lapse immediately unless the Compensation

[18]	Amended by Written Resolution of the Compensation Committee dated 11 November 2005
[19]	Amended by Resolution of the Compensation Committee dated 27 April 2007

Committee determines that the Award shall not lapse and/or shall be discharged early and/or shall be reduced in such manner as the Compensation Committee determines. [20]

5.5

Subject to any relevant legal or regulatory requirements prevailing in any relevant jurisdiction, for the purposes of this Rule a woman who ceases to be in Employment due to pregnancy or confinement will be regarded as having ceased Employment on the date on which she indicates that she does not intend to return to work. In the absence of such indication and if she has not already returned to work she will be regarded as having ceased Employment on the last day on which she is entitled to return to work. A woman who exercises her statutory right or any equivalent contractual right to return to work following pregnancy or confinement shall not be treated as having ceased to be in Employment.

5.6

If a Participant who has ceased to be in Employment breaches any contractual obligation owed to any Group Company relating to restrictions on that Participant following the termination of his Employment the Participant’s Award shall be forfeited unless the Compensation Committee determines otherwise.

5.7

If a Participant ceases to be in Employment during the Vesting Period and is a Good Leaver due to leaving by reason of death, then the provisions of Rule 5.2 shall apply except that the discharge of the Award shall (except to the extent that the Compensation Committee determines otherwise) take place as soon as practicable following the death of the Participant. [21]

6	VARIATION OF CAPITAL

6.1

In the event of any increase or variation in the capital of the Company arising out of or in connection with a capitalisation issue, an offer to the holders of Shares, a rights issue, a subdivision, consolidation or reduction of capital, special dividend, demerger, or other variation of capital, the terms of outstanding Awards may be adjusted in such manner and on such terms as the Compensation Committee considers appropriate. An adjustment shall not have effect unless the auditors or other advisers appointed by the Compensation Committee acting as experts and not arbitrators confirm that in their opinion the adjustment is fair and reasonable and such confirmation shall be final and binding.

6.2	Participants shall be notified of any adjustment made under this Rule.

7	CHANGE OF CONTROL

7.1	Subject to Rule 7.3:

(a)

if any person (and/or persons acting in concert) obtains Control of the Company as a result or in consequence of making a general offer to acquire the whole of the issued share capital of the Company which is made subject to a condition such that if satisfied the person making the offer will have Control of the Company, or

(b)

if any person (and/or persons acting in concert) obtains Control of the Company other than as a result of or in consequence of making such general offer but the offeror is bound by Rule 5 of the City Code on Takeovers and Mergers to make a general offer for the minority, then in relation to all outstanding Awards the Vesting Period shall be deemed to end on the Change of Control Date.

[20]	Amended by Resolution of the Compensation Committee dated 27 October 2005
[21]	Amended by Resolution of the Compensation Committee dated 27 April 2007

7.2	If:

(a)

under Part 18A of the Companies (Jersey) Law 1991 the Court sanctions a compromise or arrangement for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies; or

(b)	a resolution is passed for the winding up of the Company for the purposes of or in connection with a reconstruction or division of the Company or its business;

the terms of outstanding Awards will be varied in such manner as the Compensation Committee considers appropriate. A variation shall not have effect unless the auditors or other advisers appointed by the Compensation Committee acting as experts and not as arbitrators confirm that in their opinion the variation is fair and reasonable and such confirmation shall be final and binding. 22

7.3	If any company (the “Acquiring Company”) obtains Control of the Company in accordance with Rule 7.1 and:

(a)

the Acquiring Company also obtains Control of another company (the “Target Company”) within such period as the Compensation Committee may determine and, as a consequence of obtaining such Control, the Company and the Target Company become subsidiaries of the Acquiring Company; and

(b)

the shareholders of the Company and the Target Company before the Acquiring Company obtained Control of the Company and the Target Company are the same persons who substantially comprise the shareholders of the Acquiring Company after the Acquiring Company obtained such Control, then in relation any outstanding Awards the Compensation Committee may determine that the Vesting Period shall not be deemed to end on the Change of Control Date under Rule 7.1 and it may determine (with the agreement of the Acquiring Company) that a Participant is required to release any outstanding Awards in consideration of the grant to the Participant by the Acquiring Company of an equivalent award.

7.4	For the purpose of Rule 7.3 an award granted pursuant to Rule 7.3 is an equivalent award to an Award if, but only if:

(a)	the shares to which it relates are in the Acquiring Company, and it is subject to the provisions of the Plan in the same manner as the Award immediately prior to its release;

(b)

the shares to which it relates are of an equivalent value to the value of the Shares which were subject to the Award immediately prior to the release, and for this purpose the Compensation Committee shall determine such equivalent value provided that the release of an Award and the grant of an equivalent award under Rule 7.3 shall not have effect unless the auditors or other advisers appointed by the Compensation Committee acting as experts and not arbitrators confirm that in their opinion the equivalent value is fair and reasonable and such confirmation shall be final and binding; and

(c)

such Award is subject to the performance conditions as the original Award (if any) or such other performance conditions that the Compensation Committee determines are substantially no more and no less onerous than those performance conditions.

[22]	Amended by Resolution of the Compensation Committee dated 29 September 2008

7.5	With effect from the release of an Award and the grant of an equivalent award pursuant to Rule 7.3 the Plan will be construed as if:

(a)	the equivalent award had been granted at the same time as the Award it replaces;

(b)	references to the Company in the Rules were references to the Acquiring Company; and

(c)	references to Shares were references to shares in the Acquiring Company,

and the Compensation Committee may make such amendments as may be necessary to give effect to Rule 7.3.

7.6

Notwithstanding the other provisions of this Rule 7, in any circumstances where Awards (other than Awards made to directors of the Company) would otherwise have been receivable before the end of the Vesting Period by reason this Rule 7, the Compensation Committee may determine (the determination to apply equally to all such Awards outstanding at the time) that the provisions of the Rule 7 will neither cause such Awards to become receivable nor to lapse at different times than would otherwise be the case, if the Compensation Committee considers that the Awards will continue to be appropriate notwithstanding the changed circumstances, or that the position of Participants can and will be adequately preserved by the grant to them of some other right or rights in substitution for or addition to the existing rights. The Compensation Committee may alternatively specify that such Awards may become receivable before the end of the Vesting Period on the basis of being reduced on pro-rata time basis to take account of the reduced part of the Vesting Period that has elapsed.

8	DISCHARGE OF AWARDS

8.1

Subject to any adjustment to an Award under Rule 9.3[23] and to Rule 8.3 Awards will be discharged by the transfer of Shares to the Participant (or as he may direct, or to a depository in the case of ADRs) from an ESOP or otherwise as the Company may determine.

8.2

Any transfer of Shares to a Participant (or as he may direct or to a depository in the case of ADRs) in respect of an Award is subject to the Compensation Committee being satisfied that the transfer would be lawful in any relevant jurisdiction.

8.3

The transfer of Shares under the Plan is subject to obtaining any approval or consent required under the Listing Rules published by the UK Listing Authority, the Rules of the London Stock Exchange, the Admission and Disclosure Standards of the London Stock Exchange, and otherwise complying with the provision of City Code on Take-overs and Mergers and any other applicable regulations or enactment (whether in the United Kingdom or overseas). The Participant shall do all things necessary to obtain, or obviate the need for, such approval or consent.

9	MISSTATEMENT[24]

9.1	The provisions of 9.2 will apply if:

(a)	a Participant has committed an act of fraud, dishonesty or deceit in relation to a Group Company;

[23]	Amended by Resolution of the Compensation Committee dated 11 May 2010
[24]	Inserted by Resolution of the Compensation Committee dated 11 May 2010

(b)

as a result of the actions or omissions of a Participant, any Original Accounts are required to be materially corrected, or any accounts or other data for a later period include write downs, adjustments or other items; or

(c)

a Participant knew or ought reasonably to have known, given that Participant’s role and position in the Group, that the relevant financial performance or other data by reference to which a Relevant Performance Condition was measured was materially different than shown in the Original Accounts, and the Compensation Committee considers that the quantum of any Performance Related Remuneration of that Participant would have been affected if the circumstance or circumstances referred to in (a), (b) or (c) above had been known of, acted upon or otherwise taken into account at the relevant time.

9.2

In the event that the Compensation Committee determines that it would be clear to a reasonable, objective assessor that one of the events as detailed in Rule 9.1 above has occurred the Compensation Committee shall be entitled, but in no circumstances shall be obliged, to take action as described in Rule 9.3 below.

9.3	The Compensation Committee may determine that:

(a)	an Award is cancelled in its entirety; or

(b)	the number of Shares comprised in an Award will be reduced by such amount and/or in such manner as the Compensation Committee determines.

For the avoidance of doubt, this Rule 9.3 may be operated in respect of Awards where the event or events in respect of which the Compensation Committee has made a determination under Rule 9.2 relates to Performance Related Remuneration under another Award or another plan.

10	MISCELLANEOUS

10.1

The Plan shall be administered by the Compensation Committee whose decision on any matter concerning the Plan shall be final and binding unless it is a matter in respect of which the Rules provide that the decision of the auditors or any other adviser is final and binding. In particular the Compensation Committee may establish such procedures and regulations for the administration and implementation of the Plan as it thinks fit. Notwithstanding the provisions of Rule 11.3 and without prejudice to the generality of the other provisions of this Rule 10.1, such procedures and regulations that relate to securities laws and exchange control compliance may affect the operation of Awards granted before the establishment of such procedures and regulations. [25]

10.2	The Compensation Committee or any committee or agent that they may from time to time delegate authority to, shall approve all documents required in connection with Awards.

10.3	The Compensation Committee may establish arrangements under which the cash value of an Award may be paid to an Eligible Person in lieu of the discharge of the Award under Rule 8.

10.4

The cost of establishing and operating the Plan (including but not limited to stamp duty and stamp duty reserve tax arising on a transfer of Shares pursuant to Rule 8, if any) shall be borne by the Company but may be recharged to the relevant Group Companies on such arm’s length basis as is considered appropriate from time to time.

[25]	Amended by Resolution of the Compensation Committee dated 21 February 2006

10.5

Any notice given under the Plan may be given by personal delivery, delivery by email or by sending the same by post in the case of the Company to its registered office from time to time marked for the attention of the Company Secretary (or to such other address and person as may be specified by the Company from time to time)[26] and in the case of a Participant, the address which he shall have given to the Company for the purpose or which shall be known to the Company to be his address from time to time.

10.6	Any notice served shall be deemed to have been received:

(a)	at the time of delivery if delivery is by hand; or

(b)	at the time the email is sent, if delivery is by email; or [27]

(c)	in the case of pre-paid post, on the fifth Trading Day after the date of posting.

10.7	Evidence that the notice was properly addressed, stamped and put in the post shall be conclusive evidence of posting.

10.8

Participation in the Plan is a matter separate from any contract of employment or other agreement and any benefit conferred by the Plan shall not be regarded as salary or28 counted for pension or any other purpose. Participation in the Plan by any individual is entirely at the discretion of the Board and in no circumstances shall the fact that an individual has received an Award or Awards in the past give that individual any right to receive a further Award or Awards.[29]

10.9

The rights and obligations of any individual under the terms of his office or employment with any Group Company will not be affected by his participation in the Plan and the Plan does not form part of any contract of employment between any individual and any Group Company.

10.10

A Participant shall have no entitlement by way of compensation or damages resulting from the termination of the office or employment (for any reason and whether lawful or not) by virtue of which he is or may be eligible to participate in the Plan or for the loss or reduction of any right or benefit or prospective right or benefit under the Plan which he might otherwise have enjoyed whether the compensation is claimed for wrongful dismissal or otherwise.

10.11

The Plan is intended to operate on a worldwide basis and, accordingly, the Compensation Committee may adopt any rate of exchange for converting any currency into any other currency as it decides at any time and from time to time for any purpose in connection with the Plan.

10.12

No obligation to transfer Shares shall arise, nor shall there be any obligation to do any other thing in relation to a Participant under or in connection with the Plan or the making or vesting of any Award unless and until the Compensation Committee is satisfied in its discretion that either:

(a)

the Participant has made payment or has made arrangements (which may include where specified at the date of grant of an Award by the Compensation Committee, validly electing for the Participant to be liable directly for any employer’s National Insurance contributions) satisfactory to the Compensation Committee for the payment to the relevant Group Company or other person of such sum as is, in the sole discretion of the Compensation Committee, sufficient to settle any liability for any tax and/or, unless the Compensation Committee otherwise determines, social security contributions (which,

[26]	Amended by Resolution of the Compensation Committee dated 21 February 2006
[27]	Amended by Written Resolution of the Compensation Committee dated 11 November 2006
[28]	Amended by Resolution of the Compensation Committee dated 21 February 2006
[29]	Amended by Resolution of the Compensation Committee dated 21 February 2006 within the UK shall include employees’ National Insurance contributions, and where determined by the Compensation Committee at the time of the grant of the Award, employer’s National Insurance contributions and which outside the UK shall only include taxes which are equivalent to UK employer’s National Insurance Contributions where determined by the Compensation Committee at the time of the grant of the Award) or the like (in any jurisdiction) which are or may be recovered from such person in connection with the Plan or any Award and in respect of which the relevant Group Company or other person is or may be liable to account for or pay in any jurisdiction; or

(b)	the Participant has entered into an agreement satisfactory to the Compensation Committee to ensure that such a payment will be made by the Participant.

10.13

Receipt of an Award shall authorise the Company or any person nominated by the Company at its sole discretion to sell such number of Shares due to be transferred to a Participant as it may estimate as being necessary to produce a cash sum sufficient to meet the liabilities referred to in Rule 10.12 and account to the relevant Group Company or other person and/or the relevant authorities in respect of such tax and/or social security liabilities (in any jurisdiction) at the appropriate time provided that any excess sum generated by such sale that is not required shall be accounted for to the Participant.

10.14

If a Participant owes a debt or other monetary obligation to a Group Company, the relevant Group Company has a charge over the Participant’s interest in the Plan. Satisfaction of an Award may be withheld until the Participant has discharged, to the satisfaction of the Compensation Committee, the debt or other monetary obligation.

10.15

The Plan and any Award shall be governed by and construed in accordance with the laws of England and Wales and the Company and the Participants (together with any Eligible Persons who do not become Participants) shall submit to the exclusive jurisdiction of the Courts of England and Wales.

11	AMENDMENT

11.1	Subject to Rules 11.2 and 11.3, the Compensation Committee may at any time alter or add to all or any provisions of the Plan, or the terms of all or any Awards made under it, in any respect.

11.2

No alteration or addition shall be made under Rule 11.1 that would or might result in new Shares being issued in respect of the Plan or that would or might result in Treasury Shares being transferred in respect of the Plan or which would result in the Plan becoming a Long Term Incentive Scheme as defined in the Listing Rules of the UK Listing Authority, in each case without the prior approval of the Company in general meeting.

11.3

No alteration or addition shall be made to the terms of any Award made prior to the date of the alteration or addition which would adversely affect a Participant’s interest in that Award in any material respect without the consent of the relevant Participant.

APPENDIX 130

The Plan will apply to Awards granted to Participants who are or may become subject to French taxation (i.e. income tax and/or social security contributions) as a result of an Award made under this Plan. Awards to such Participants will be subject to the modifications set out in this Appendix and in the event of any difference or conflict between the terms of this Appendix and the Rules, the terms of this Appendix will prevail.

1

The grant of an Award to Eligible Persons is made under the same conditions as those set forth by Articles L225-197-1 to L225-197-5 of the French Commercial Code. The grant of an Award is notably authorised by the corporate structure, which is qualified to make decisions regarding Company share capital.

2	Notwithstanding any other provision of the Plan:

2.1	Awards for the purpose of this Appendix mean a conditional right to receive, free of charge, at the Vesting Date, Shares (which for this purpose shall not include ADRs);

2.2

for the purposes of this Appendix, Eligible Persons shall mean current salaried employees, as defined by French labour law or mandataire social as listed in Article L225-197-1, II of the French Commercial Code;

2.3	Awards may only be satisfied with Shares;

2.4	the Company may only offer Awards to employees of its French subsidiaries whose share capital (or voting rights) are held as to at least 10% directly or indirectly by Company;

2.5	no Award may be granted to any Eligible Person who owns more than 10% of the issued ordinary share capital of the Company for the time being;

2.6

the number of Shares comprised in Awards under the Plan cannot exceed 10% of the issued ordinary share capital of the Company at the time of grant of the Awards. Once the 10% threshold is met, no additional Awards can thereafter be granted by the Company;

2.7

subject to paragraph 2.12 below, the Vesting Period must not be less than two years and the Award must not therefore be satisfied for a period of at least two years after the date on which the Award is granted;

2.8	subject to paragraph 2.13 below, the Participant must hold the Shares received on the Vesting Date for at least two years;

2.9

during the Vesting Period, the Participant is not the beneficial or legal owner of the Shares in respect of which the Award has been made and at the end of the Vesting Period the Participant shall only become entitled to receive the number of Shares comprised in his Award. A Participant is not entitled under Rule 4.9 or otherwise to any voting rights, dividends or any extra Shares that the Participant would have been able to buy with the dividends that he would have received had he actually held the Shares during the Vesting Period;

[30]	Amended by Resolutions of the Compensation Committee dated 27 April 2007 and 9 August 2007

2.10

once a Participant is free to dispose of the Shares comprised in an Award at the end of the holding period specified in paragraph 2.8, the Participant may still not sell those Shares within the periods set forth in Article L225-197-1, I of the French Commercial Code;

2.11

a mandataire social shall be required to retain (either in his own name or deposited with a nominee on his behalf) a proportion of the Shares awarded under the Plan as determined by the Compensation Committee until he ceases his role as a mandataire social. If no other proportion is determined when the relevant Award is granted, the proportion required to be retained will be 10%;

2.12

as an exception to the minimum two-year Vesting Period (specified at paragraph 2.7 above) if a Participant’s employment terminates as a result of death, the number of Shares in respect of which the Award was granted shall be receivable in full without any pro-rated reduction provided that the Participant’s heirs formally request distribution of the Shares within six months of the death of the Participant;

2.13

if a Participant’s employment terminates as a result of death or disability within the meaning corresponding to the second and third category of Article L341-4 of the Social Security Code, the minimum two-year holding period (specified at paragraph 2.8 above) shall not apply;

2.14

Shares underlying the Awards can be exchanged for shares (without any other additional compensation) in the event of a merger or spin-off operation performed during the Vesting Period. In addition Shares can be exchanged for shares (without any other additional compensation) in the event of a public offer, a merger, a spin-off, a stock-split or a reverse stock-split operation performed during the holding period described in paragraph 2.8 above, such holding period remains applicable to the shares received in exchange for the time period remaining at the date of the exchange;

2.15	an Award may only be granted under this Appendix within the period of 10 years beginning with the date on which the Plan was approved by the board of Directors of the Company (30 August 2005).

APPENDIX 231

Taxpayers Subject to Section 409A of the United States Internal Revenue Code

The plan will apply to participants who are taxpayers subject to Section 409A of the United States Internal Revenue Code (“Section 409A”), with the following modifications:

1

The plan shall be interpreted and construed in accordance with Section 409A. Any discretion afforded to any person or entity under the plan the existence of which itself would cause a participant to be taxed under Section 409A is hereby removed from the plan.

2

Notwithstanding any provision of the plan to the contrary, if a participant is a “specified employee” within the meaning of Section 409A, any payment otherwise required to be made pursuant to the plan as a result of the participant’s “separation from service” within the meaning of Section 409A shall be delayed for 6 months following the date of the participant’s separation, if necessary to prevent the participant from being taxed under Section 409A. On the earliest date on which such payments can be made without violating the foregoing requirements of Section 409A, there shall (subject to Rules 10.12[32] and 10.1333) be paid to the participant, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence.

3	In Rule 5.1, delete “except to the extent that the Compensation Committee determines otherwise.”

4	In Rule 5.2, delete “except to the extent that the Compensation Committee determines otherwise” and “(subject to the exercise of the discretion of the Compensation Committee to determine otherwise)”.

5

In Rule 5.4, substitute the following “If a Participant ceases to be in Employment during the Vesting Period and is an Other Leaver the Award applicable to that Vesting Period shall lapse immediately, unless the Compensation Committee determines that the Award applicable to that Vesting Period shall not lapse in which case the Award shall be paid in accordance with Rule 5.2.”

6	In Rule 5.7, delete “(except to the extent that the Compensation Committee determines otherwise) take place as soon as practicable” and add “take place within 90 days”.

7	Add the following as Rule 7.1(A):

“Notwithstanding the foregoing, Rule 7.1 shall apply only if the transaction or circumstances by which any person (and/or persons acting in concert) obtains Control of the Company would constitute a “change in the ownership or effective control of the [Company], or in the ownership of a substantial portion of the assets of the [Company]” within the meaning of Section 409A, and if Rule 7.1 does apply, Awards will be discharged by the later of (i) the December 31st immediately following the end of the Vesting Period, or (ii) two and one-half months following the end of the Vesting Period.”

8	Notwithstanding the foregoing, any award under the plan shall not be subject to the provisions of this Appendix 2 to the extent such award is earned and vested prior to January 1, 2005.

[31]	Amended by Resolution of the Compensation Committee dated 9 August 2007
[32]	Numbering amended by Resolution of the Compensation Committee dated 11 May 2010
[33]	Numbering amended by Resolution of the Compensation Committee dated 11 May 2010

APPENDIX 334

1

The Compensation Committee may grant awards under the terms of the Plan but subject to the modifications set out in this Appendix 3 (provided that the provisions of Rule 11.2[35] shall continue to apply).

2	Notwithstanding any other provisions of the Plan:

2.1

sub-paragraph (h) of the definition of “Good Leaver” shall be amended by the addition of the words “but retirement will include ceasing to work in all sectors in which any Group Company operates” after the words “agreed with the Company”;

2.2	Rule 4.5 will be amended by the addition of the words “or cash” after the words “the number of Shares”;

2.3	Rule 5.2 will be amended to read as follows:

“If a Participant ceases to be in Employment during the Vesting Period and is a Good Leaver then the Award applicable to that Vesting Period shall not lapse and shall (subject to Rule 5.7) be discharged at the time that the Award would have been discharged but for the cessation of Employment, being the original Vesting Date.”;

2.4

if the Award is to be satisfied in cash rather than Shares (which will be specified at the time the Award is granted) the Participant shall also be entitled to receive at the time of the discharge of the Award an amount equivalent to interest as if it had accrued at a rate to be determined by the Compensation Committee during the Vesting Period, which interest will be paid when the Award is discharged provided that if the Award lapses the right to this additional payment will also lapse;

2.5

if the Award is to be satisfied in Shares (which will be specified at the time the Award is granted), the Participant shall also be entitled to receive at the time of the discharge of the Award a transfer of that number of Shares which could have been purchased if the dividends which would have been paid on such Shares during the Vesting Period had been reinvested in further Shares on the Vesting Date provided that if the Award lapses, the right to the further Shares will also lapse;

2.6	Rule 8.1 will be amended by the addition of the words “or in cash if the Participant has elected to receive the Award in cash” at the end of the Rule.

[34]	Amended by Resolution of the Compensation Committee dated 24 October 2007
[35]	Numbering amended by Resolution of the Compensation Committee dated 11 May 2010

APPENDIX 436

Australia

The Plan will apply to Awards granted to residents in Australia with the following modification:

Any Shares acquired by a Participant pursuant to this Plan cannot be traded within Australia within 12 months of the Vesting Date relating to such Shares and, by receiving such Shares, each Participant shall be taken to have agreed to observe this restriction.

APPENDIX 5

Canada

The Plan will apply to Awards granted to residents in Canada with the following modification:

Any Shares acquired by a Participant pursuant to this Plan cannot be traded within Canada at any time and, by receiving such Shares, each Participant shall be taken to have agreed to observe this restriction.

APPENDIX 6

Hong Kong

The Plan will apply to Awards granted to residents in Hong Kong with the following modifications:

1

Any Shares acquired by a Participant pursuant to this Plan cannot be traded within Hong Kong within 6 months of the Vesting Date relating to such Shares and, by receiving such Shares, each Participant shall be taken to have agreed to observe this restriction.

2

Notwithstanding any other provision of the Plan the grant of Awards under and the operation of the Plan does not constitute an offer or invitation to the public within the meaning of the Companies Ordinance or the Securities and Futures Ordinance.

APPENDIX 7

India

The Plan will apply to Awards granted to residents in India (which shall include for the purposes of the paragraph below Participants in respect of whose Award a liability to Indian Fringe Benefit Tax arises) with the following modification:

For the avoidance of doubt any Fringe Benefit Tax which is payable in respect of any Awards will be recoverable from the relevant Participants in the same way as if it were a tax liability of those Participants unless the Compensation Committee determines otherwise at the time of grant of such Awards.

[36]	Appendices 4 to 9 inclusive inserted by Resolution of the Compensation Committee dated 3 March 2009

APPENDIX 8

Mexico

The Plan will apply to Awards granted to residents in Mexico with the addition of the following rules:

1

Interests under the Plan have not and will not be registered with the National Registry of Securities maintained by the National Banking and Securities Commission of Mexico and therefore may not be publicly offered in Mexico.

2

Any Award is a private offering under Article 8 paragraph III of the Securities Law of Mexico. Any such offering is limited to employees or groups of employees of companies issuing interests under any employee stock plan or program (including any other program where interests are awarded with or without consideration to such employee or employees), or of the companies which are controlled by such issuer, as defined under the Securities Law and applicable regulations of Mexico in effect.

APPENDIX 9

Russia

The Plan will apply to Awards granted to residents in Russia with the following modification:

For the purposes of the securities laws of Russia, all transactions carried out and contracts entered into in connection with the Plan and any Shares acquired by Participants will be carried out or entered into outside Russia.